                                     [LOGO]
                                  PROGRESS BANK

 June 29, 1999

 AM Communications, Inc.
 100 Commerce Drive
 Quakertown, PA 18951-2237

 Attention: Keith D. Schneck
            President


Dear Keith:

I am pleased to inform you that Progress Bank (hereinafter referred to as "Bank") has approved the following secured line of credit to AM Communications, Inc. (hereinafter referred to as "Borrower") under the terms and subject to the conditions set forth below:

 1.      AMOUNT: $750,000

 2.      BORROWER: AM Communications, Inc.

 3. USE OF PROCEEDS: The advances under the line of credit shall be used primarily for working capital and short-term borrowings.

 4. TERMS: The line of credit will be available to the Borrower until July 31, 2000, at which time continuation of the line will be considered by the Bank on the basis of the Borrower's financial statements for the year ended March 31, 2000, and other information available to Bank, or which the Bank may reasonably request.

 5. INTEREST RATE: Wall Street Journal's Prime Rate plus 2.0% floating (an increase from the current pricing of WSJ Prime + 1.75%). The Wall Street Journal's Prime Rate is a reference rate which floats and is stated from time to time by the Bank and is used for the Bank as a reference rate with respect to different interest rates charged to borrowers. The rate of interest payable shall change simultaneously and automatically upon the Bank's designation of any change in such reference rate. The Bank's determination and

                                  Exhibits 10-g

 AM Communications, Inc.                      2                        06/29/99

         designation from time to time of the reference rate shall not in any way preclude the Bank from making loans to other borrowers at a rate which is higher or lower or different from the reference rate.

 6. COMMITMENT FEE: The Borrower will pay a non-refundable fee equal to .50% ($3,750.00) of the loan amount to the Bank at the time of acceptance of the commitment evidenced by the signing of this letter. The commitment fee is paid as consideration to the Bank for the issuance of this commitment whether or not the transaction contemplated herein is closed.

 7. BORROWING BASE: All advances made under the line of credit will be limited to 80% of qualified accounts receivables up to 90 days from invoice as defined in the Bank's Secured Lending Operation Procedures (see Attachment I).

 8. CERTIFICATION: The Bank shall require the submission of certifications of accounts receivable on a monthly basis. Each certification shall be delivered to the Bank no later than ten (10) days after the close of each month. Such certification shall be signed by the chief financial officer indicating to the best of his knowledge that the certification is valid, accurate, and prepared in accordance with Bank requirements.

 9. COLLATERAL: As security for the line of credit, the Bank will require a first priority security interest perfected under the Uniform Commercial Code in all of the Borrower's corporate assets, including present and future accounts, chattel paper, contracts, documents, present and future equipment (including, but not limited to fixtures, office equipment, furniture and motor vehicles), and accessions, general intangibles, instruments, inventory, and any products and proceeds of the foregoing. The Bank will require evidence satisfactory to it and its counsel that the assets are free and clear of any and all security interest, except as set forth herein.

10. COLLATERAL AUDITS: The Borrower, at the Borrower's expense, shall permit the Bank to examine the Borrower's books and records and perform audits two times per year or at any time upon reasonable notice. Should an out-of-trust situation occur, the Bank expects an immediate payment to cure this default.

11. INSURANCE: The Borrower will provide fire and extended coverage insurance on all insurable assets during the term of this commitment, satisfactory to the Bank as to form and insurer, containing the standard mortgagee and loss payee clauses in favor of the Bank. The amount of such coverage will not be less than 80% of the insurable value of the assets or 100% of the loan amount, whichever is greater. The insurance will be in effect evidenced by a certificate of insurance submitted to the Bank prior to or at the settlement. The policy shall require a thirty (30) day notice of cancellation to the Bank.

12. EXPENSES: The Borrower shall pay all out-of-pocket costs and expenses incurred by the Bank in connection with the financing arrangement promptly upon the Bank's submission of a statement to the Borrower. This will include, but not be limited to, attorney's fees and costs, lien search fees and filing fees.

                                  Exhibits 10-g

AM Communications, Inc.                      3                          06/29/99

13. DOCUMENTATION: Borrower shall duly execute and deliver such instruments, documents, certificate, opinions, assurances and do such other acts and things as the Bank may reasonable request, to effect the purpose of the transaction described in this commitment letter. All proceedings, agreements, instruments, documents, and other matters relating to the making of the loan, and all of the transactions herein contemplated, shall be satisfactory in form and substance to the Bank and its counsel. Our counsel must be satisfied with respect to the legality, validity, binding effect, and enforceability of all instruments, agreements and documents used to effect and consummate the loans and transactions herein contemplated.

14. DUE AUTHORIZATION: The Borrower will obtain all necessary authorization of their respective boards of directors and shareholders to enter into the agreement evidenced by this letter and will obtain, prior to the making of these loans, such further authorization of their respective board of directors and shareholders as may be necessary or appropriate to the financing arrangement set forth within.

15. FINANCIAL COVENANTS: The Bank has agreed to waive the financial covenant defaults for Minimum Working Capital, Minimum Tangible Net Worth; and Maximum Debt to Tangible Net Worth at April 3, 1999. The Borrower shall remit a waiver fee to the Bank for $3,000 ($1,000 per financial covenant default)
         The Borrower shall maintain the following financial covenants throughout the term of this commitment to be test on a quarterly basis per GAAP and to be determined:

         a) Minimum Tangible Net Worth of $175,000 at the end of fiscal 2000.

         b) Maximum Net Loss of $650,000 for Q1, $1,000,000 for year to date at the end of Q2; $800,000 for year to date at the end of Q3; and $175,000 for fiscal 2000.

         c) Minimum Working Capital of $250,000 at the end of Ql; $500,000 at the end of Q2; $750,000 at the end of Q3; and $1,000,000 at the end of Q4
            Note: The accruals payable to NeST shall be excluded from current liabilities for the purpose of testing this covenant, as long as no cash payments are made to NeST.

            *Convertible Preferred Stock to be included in Net Worth for convenant calculations.

16. FINANCIAL STATEMENTS: The Borrower shall deliver its annual financial statements to the Bank within ninety (90) days after the close of each fiscal year during the term of this commitment. The financial statements will be audited by an independent accountant satisfactory to the Bank. The statements will be prepared in accordance with generally accepted accounting principals (GAAP). In addition, the Borrower will submit on a monthly basis internally prepared Balance Sheet and Profit and Loss Statement, which are prepared in accordance with GAAP. Submission of the monthly statements will be within thirty (30) days after the end of each period.

                                  Exhibits 10-g

AM Communications, Inc.                       4                         06/29/99

17. AGINGS: The Borrower shall deliver is accounts receivable agings to the Bank on a monthly basis. Submission of the monthly statements will be within fifteen (15) days after the end of each period.

18. DEPOSIT RELATIONSHIP: The Borrower will maintain Progress Bank as its primary bank of account for the term of this commitment. The Borrower shall further be required to open a lock box account at Progress Bank which shall be utilized throughout the term of this commitment

19. SATISFACTORY FINANCIAL CONDITION: The Borrower shall maintain, in the Bank's judgment, a satisfactory financial condition and shall notify the Bank promptly in writing of any material adverse changes in its financial condition since the date of issuance of this commitment.

We appreciate the opportunity of making these commitments available to you. If the terms and conditions outlines herein are acceptable to you, please execute the acknowledgement on the original of this letter, returning it to the undersigned in the envelope provided. A copy is enclosed for your records. Should you have any questions regarding this letter or if the Bank can be of further service, please feel free to contact the undersigned at (610) 941-4893.

Sincerely,

PROGRESS BANK

Kathleen W. Coviello
Vice President
Specialized Lending

/s/ Kathleen W. Coviello
------------------------

KWC/slp

ACKNOWLEDGEMENT:

We hereby accept the terms and conditions outlined herein this day of July 1, 1999.

BORROWER:                                AM Communications,

                                         By: /s/ Keith Schneck
                                            -----------------------

                                         Attest: /s/ Patricia Eynin
                                                 ------------------

                                  Exhibits 10-g

AM Communications, Inc.                       5                         06/29/99

                                  ATTACHMENT I
                                  PROGRESS BANK
                     SECURED LENDING - OPERATING PROCEDURES

This is an outline of the procedures which will facilitate the paperwork that will flow between your office and the Bank. Normally, what is required will simply be a by-product of which is already being done by your bookkeeping department

Borrower's Collateral and Loan Certification: A Borrower's Certification must be completed monthly, per the terms and conditions stated in the proposal dated June 29, 1999. Please be sure that accounts receivable are covered on this report and the balance of the receivables agrees with your control.

Aged Trial Balance: As of the end of each month you are to furnish the Bank with an Aged Trial Balance of accounts receivable according to their date of origin. Agings should be mailed on or before the 15th of the following month. Following is an example of the format to be used for normal terms of 30 days.

A/R Aged Trial Balance as of 5/30/XX

                                             1-30             31-60             61-90             Over 90
Debtor Name                Total             April            March             Feb.              Jan. & Prior
-----------                -----             -----            -----             -----             ------------
XYZ Co.                    $7,000            $5,000           $1,000            $500                $500

Aged Accounts Payable-Trial Balance: Each month and at year end, an aged accounts payable - trial balance is to be submitted to the Bank, similar in format of above A/R Aging.

Unqualified Accounts: The following accounts receivable, as well as others specifically discussed, shall not be considered qualified accounts: (a) contra accounts, (b) offset accounts, (c) C.O.D. or sight draft accounts, (d) commission accounts, (e) employee and salesmen accounts, (f) consignment accounts, (g) guaranteed sales accounts, (h) inter-company accounts, (i) any amount known to be not readily collectible for any reason, (j) any invoice without a definite due date, (k) pre-billed invoices, (1) all amounts which are more than 90 days past invoice date, (m) accounts in litigation or arbitration,
(n) all retainers (including, but not limited to construction retainages), (o) accounts with 50% or more of the balance 90 days past invoice date, (p) accounts not generated in the ordinary course of business, (q) interest, (r) finance charges, (s) accounts arising out of a contract with any department or instrumentality of the United States of America, unless such account has been assigned to the Bank under the provisions of the Federal Assignment of Claims Act, (t) accounts in which the Bank does not have a first lien, and (u) such other accounts deemed to be unqualified by the Bank. Though the above items are deemed unqualified for advance purposes, they remain part of the collateral pledged to the Bank and perfected under the UCC. In computing the unqualified receivables, in addition to the above, all credit memos are to be added back to the total unqualified amount.

                                  Exhibits 10-g

AM Communications, Inc.                        6                        06/29/99

Field Audit: At any time upon reasonable notice, a representative from the Bank's Field Audit Department will examine your books and records and perform periodic audits. He will need access to the records of your company to complete this examination.

Summary: On a monthly basis you are to furnish a Borrower's Certificate reconciling collateral vs. borrowings at month end.

If you have any questions regarding the correct procedure for the completing of our forms, please call either myself at (610) 941-4893 or my Assistant Beth Shemonski at (610) 941-4803. Any and all mail should be addressed to the attention of Kathleen W. Coviello.

                                  Exhibits 10-g